August 16, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Immersion Corporation’s Form 8-K dated August 16, 2022, and have the following comments:

1.	We are in agreement with the statements made in of Item 4.01(a).

2.	We have no basis on which to agree or disagree with other statements made therein.

Yours truly,
/s/ Armanino LLP